UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                            Transbotics Corporation
     - --------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 par value
     - --------------------------------------------------------------------
                         (Title of Class of Securities)

                                  628881 20 3
     - --------------------------------------------------------------------
                                 (CUSIP Number)


                               September 23, 2003
     - --------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]  Rule 13d-1(b)
[X  ]  Rule 13d-1(c)
[   ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- --------------------------------------------------------------------------
   1.  Name of Reporting Person:

       Anthony Packer
- --------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group:
                                           (a) [ ]

                                           (b) [ ]
- --------------------------------------------------------------------------
   3.  SEC Use Only

- --------------------------------------------------------------------------
   4.  Citizenship or Place of Organization: United States
- --------------------------------------------------------------------------
NUMBER OF                   5.    Sole Voting Power:        487,500
SHARES                    --------------------------------------------------
BENEFICIALLY                6.    Shared Voting Power:      0
OWNED BY                  --------------------------------------------------
EACH                        7.    Sole Dispositive Power:   487,500
REPORTING                 --------------------------------------------------
PERSON                      8.    Shared Dispositive Power: 0
WITH
- --------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:

       487,500
- --------------------------------------------------------------------------
   10. Check Box if the Aggregate Amount in Row (9) Excludes certain Shares:
                                             []
- --------------------------------------------------------------------------
   11. Percent of Class Represented by Amount in Row (9): 9.8%
- --------------------------------------------------------------------------
   12. Type of Reporting Person: IN
- --------------------------------------------------------------------------

Item 1.  Name and Address of Issuer.
     --------------------

     Transbotics  Corporation,  a  Delaware  corporation  ("Transbotics").   The
principal executive offices of Transbotics are located at 3400 Latrobe Drive, Charlotte, North Carolina 28211.

Item 2.  Identity and Background.
     ------------------------

     (a) This Schedule 13G is filed by Anthony Packer, the "Reporting Person".

     (b) The Reporting Person's principal address is 6505 Kilberry Court, Charlotte, NC 28277.

     (c) Anthony Packer is a United States citizen.

     (d) Common Stock

     (e) CUSIP Number: 628881 20 3

Item 3.
     ------------------------

   This Schedule 13G is being filed pursuant to ss.ss.240.13d-1(c), therefore no response is required for this item.


Item 4: Ownership:
     ------------------------
         (a) Amount Beneficially Owned: 487,500

         (b) Percent of Class: 9.8%

         (c) Number of Shares as to which the person has:

                  (i)   Sole Voting Power: 487,500

                  (ii)  Shared Voting Power: 0

                  (iii) Sole Dispositive Power: 487,500

                  (iv)  Shared Dispositive Power: 0


Item 5:  Ownership of 5% or Less of a Class:  Not Applicable
     --------------------------------------------------

Item 6:  Ownership of More than 5% on Behalf of Another Person:  Not Applicable

     --------------------------------------------------

Item 7:  Identification and Classification of Subsidiary Acquiring Security:
         Not Applicable

     --------------------------------------------------

Item 8:  Identification and Classification of Members of the Group:
         Not Applicable

     --------------------------------------------------

Item 9:  Notice of Dissolution of Group:  Not Applicable

Item 10: Certification:


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signatures

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    October 2, 2003


By:   /s/ Anthony Packer
   -----------------------
Name:     Anthony Packer

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